Exhibit 99.1

Harris Corporation Reports Fiscal 2015 Second Quarter Results

MELBOURNE, Florida, February 6, 2015 — Harris Corporation (NYSE:HRS) reported revenue in the second quarter of fiscal 2015 of $1.21 billion and income from continuing operations of $140 million, or $1.32 per diluted share. In the prior year, revenue was $1.22 billion and income from continuing operations was $137 million, or $1.27 per diluted share. Orders in the quarter were $1.11 billion.

“We performed well in the second quarter,” said William M. Brown, chairman, president and chief executive officer. “Government Communications Systems posted its fifth consecutive quarter of year-over-year revenue growth and generated excellent operating income, demonstrating again the strength of its core franchises. We continue to track well in our strategy to expand internationally and drive operational excellence initiatives to lower costs, while investing in technology and innovation for the future.”

RF Communications

RF Communications segment revenue in the second quarter was $432 million compared with $455 million in the prior year. Tactical Communications revenue was $316 million, decreasing 1 percent, and Public Safety revenue was $116 million, decreasing 14 percent. Segment operating income was $125 million compared with $142 million in the prior year.

Orders for the segment totaled $356 million, including $263 million in Tactical Communications and $93 million in Public Safety. Book-to-bill for the segment was 0.82 and funded backlog was $523 million in Tactical Communications and $507 million in Public Safety.

Tactical radio orders included $50 million and $14 million from two countries in the Middle East, $38 million from Australia and $15 million from the U.S. Marine Corps. Public Safety orders included $13 million from a local government partnership in central Virginia.

Government Communications Systems

Government Communications Systems segment revenue in the second quarter was $454 million, increasing 5 percent compared with $433 million in the prior year. Major drivers included higher revenue from the F-35 program, classified programs and wireless products, partially offset by lower revenue from NASA’s Space Network Ground Segment Sustainment program. Segment operating income was $78 million compared with $66 million in the prior year. Operating margin was 17.1 percent, reflecting continued strong program performance and favorable product mix.

During the quarter, Harris was awarded a 10-year (3-year base, 7 option years), $98 million follow-on contract from the Federal Aviation Administration (FAA) for the Operational and Supportability Implementation System II (OASIS II) that integrates real-time weather and flight planning data for Alaska air travel; a $60 million follow-on contract for the F-35 program; a 2-year, $16 million follow-on contract from ViaSat Inc. to provide Multifunctional Information Distribution System (MIDS) terminals for military aircraft, bringing total contract awards to-date to $250 million; and awards totaling $46 million from classified customers.

Following the close of the quarter, Harris was awarded a 3-year, $23 million contract from a classified customer for space situational awareness and a 5-year, $300 million, single-award Indefinite Delivery Indefinite Quantity (IDIQ) contract from a classified customer to integrate various intelligence systems.

Integrated Network Solutions

Integrated Network Solutions segment revenue in the second quarter was $340 million, decreasing 7 percent compared with $366 million in the prior year. Revenue growth in CapRock was more than offset by the previously reported wind-down of two IT Services programs. Segment operating income was $28 million compared with $33 million in the prior year.

During the quarter, IT Services received a $27 million order to upgrade the Wi-Fi infrastructure at 65 medical centers across the country for the Department of Veterans Affairs and was awarded a 5-year, $25 million contract from a classified customer. CapRock orders included $29 million from OceanRig for 3 new drill ships and an extension of existing service.

Earnings Guidance

Harris increased its fiscal 2015 guidance for income from continuing operations from a range of $4.75 to $5.00 per diluted share to a range of $4.95 to $5.05 per diluted share. Fiscal 2015 revenue guidance is unchanged and expected to decline 1 to 3 percent compared with the prior year. Fiscal 2015 guidance does not include the impact of Harris’ pending acquisition of Exelis announced today.

Harris will host a conference call today, February 6, at 8:30 a.m. Eastern Time (ET) to discuss its second quarter fiscal 2015 financial results. The dial-in numbers for the teleconference are (877) 303-9481 (U.S.) and (760) 666-3582 (International), using participant code   74043536.   Please   allow   at least   10 minutes before the scheduled start time to connect to the teleconference. Participants are encouraged   to   listen   via   live   webcast   and   view   management’s   supporting   slide   presentation at www.harris.com/webcast/quarterly/2015Q2. A recording of the call will be available on the Harris website beginning at approximately 12 p.m. ET on February 6.

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and about 13,000 employees — including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems and services. Additional information about Harris Corporation is available at www.harris.com.

Attachments: Financial statements (4 tables).

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2015; potential contract opportunities and awards; the potential value of contract awards; and statements regarding outlook. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of the company’s relationship with the U.S. Government or a change or reduction in U.S. Government funding; potential changes in U.S. Government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, sequestration and cost-cutting initiatives); the potential impact of a security breach, through cyber attack or otherwise, or other significant disruptions of the company’s IT networks and systems or those the company operates for customers; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations; the continued effects of the general weakness in the global economy and U.S. Government’s budget deficits and national debt and sequestration; the company’s ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including the company’s ability to manage and integrate acquired businesses; performance of the company’s subcontractors and suppliers; potential claims that the company is infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; risks inherent in developing new technologies; changes in the company’s effective tax rate; the potential impact of natural disasters or other disruptions on the company’s operations; the potential impact of changes in the regulatory framework that applies to, or of satellite bandwidth constraints on, the company’s managed satellite and terrestrial communications solutions; and changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1

HARRIS CORPORATION

FY ’15 Second Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Quarter Ended		Two Quarters Ended
	January 2, 2015	December 27, 2013	January 2, 2015	December 27, 2013
	(In millions, except per share amounts)
Revenue from product sales and services	$1,206.3	$1,223.2	$2,361.7	$2,415.1

Cost of product sales and services	(807.8)	(795.4)	(1,570.4)	(1,569.9)
Engineering, selling and administrative expenses	(187.5)	(204.7)	(382.7)	(412.5)
Non-operating income	0.2	3.2	0.2	4.5
Interest income	0.7	0.7	1.4	1.3
Interest expense	(22.7)	(23.7)	(45.5)	(47.4)

Income from continuing operations before income taxes	189.2	203.3	364.7	391.1
Income taxes	(49.7)	(66.2)	(100.1)	(126.6)

Income from continuing operations	139.5	137.1	264.6	264.5
Discontinued operations, net of income taxes	—	(1.0)	—	(2.7)

Net income	139.5	136.1	264.6	261.8
Noncontrolling interests, net of income taxes	—	0.1	—	0.2

Net income attributable to Harris Corporation	$139.5	$136.2	$264.6	$262.0

Net income per common share attributable to Harris Corporation common shareholders
Basic
Continuing operations	$1.34	$1.28	$2.52	$2.47
Discontinued operations	—	(0.01)	—	(0.03)

	$1.34	$1.27	$2.52	$2.44

Diluted
Continuing operations	$1.32	$1.27	$2.50	$2.45
Discontinued operations	—	(0.01)	—	(0.03)

	$1.32	$1.26	$2.50	$2.42

Cash dividends paid per common share	$0.47	$0.42	$0.94	$0.84

Basic weighted average common shares outstanding	103.9	106.3	104.3	106.3
Diluted weighted average common shares outstanding	104.9	107.3	105.3	107.3

Table 2

HARRIS CORPORATION

FY ’15 Second Quarter Summary

BUSINESS SEGMENT INFORMATION

(Unaudited)

	Quarter Ended		Two Quarters Ended
	January 2, 2015	December 27, 2013	January 2, 2015	December 27, 2013
	(In millions)
Revenue
RF Communications	$432.2	$454.6	$819.3	$877.6
Government Communications Systems	454.3	433.0	915.0	844.6
Integrated Network Solutions	339.6	365.9	665.3	741.5
Corporate eliminations	(19.8)	(30.3)	(37.9)	(48.6)

	$1,206.3	$1,223.2	$2,361.7	$2,415.1

Income From Continuing Operations Before Income Taxes
Segment Operating Income:
RF Communications	$124.8	$142.1	$241.5	$277.3
Government Communications Systems	77.6	66.5	151.5	130.5
Integrated Network Solutions	28.5	32.7	51.6	62.4
Unallocated corporate expense	(16.8)	(14.4)	(30.7)	(30.4)
Corporate eliminations	(3.1)	(3.8)	(5.3)	(7.1)
Non-operating income	0.2	3.2	0.2	4.5
Net interest expense	(22.0)	(23.0)	(44.1)	(46.1)

	$189.2	$203.3	$364.7	$391.1

Table 3

HARRIS CORPORATION

FY ’15 Second Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Two Quarters Ended
	January 2, 2015	December 27, 2013
	(In millions)
Operating Activities
Net income	$264.6	$261.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104.3	100.4
Share-based compensation	17.4	18.5
Non-current deferred income taxes	6.5	25.2
Loss on sale of discontinued operations	—	2.7
(Increase) decrease in:
Accounts receivable	(15.9)	(2.7)
Inventories	(30.9)	(20.0)
Increase (decrease) in:
Accounts payable and accrued expenses	(119.9)	(56.4)
Advance payments and unearned income	(12.6)	(9.5)
Income taxes	0.6	(1.0)
Other	8.1	(39.5)

Net cash provided by operating activities	222.2	279.5

Investing Activities
Additions of property, plant and equipment	(79.1)	(85.0)
Proceeds from sale of Cyber Integration Center	7.0	27.0

Net cash used in investing activities	(72.1)	(58.0)

Financing Activities
Proceeds from borrowings	32.6	3.1
Repayments of borrowings	(17.0)	(62.6)
Proceeds from exercises of employee stock options	28.2	99.8
Repurchases of common stock	(163.8)	(156.8)
Cash dividends	(99.5)	(90.4)

Net cash used in financing activities	(219.5)	(206.9)

Effect of exchange rate changes on cash and cash equivalents	(22.1)	(1.2)

Net increase (decrease) in cash and cash equivalents	(91.5)	13.4

Cash and cash equivalents, beginning of year	561.0	321.0

Cash and cash equivalents, end of quarter	$469.5	$334.4

Table 4

HARRIS CORPORATION

FY ’15 Second Quarter Summary

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	January 2, 2015	June 27, 2014
	(In millions)
Assets
Cash and cash equivalents	$469.5	$561.0
Receivables	582.0	566.1
Inventories	649.6	618.7
Income taxes receivable	21.6	28.1
Current deferred income taxes	116.3	112.2
Other current assets	107.0	105.2
Property, plant and equipment	724.5	728.1
Goodwill	1,676.5	1,711.2
Intangible assets	223.9	257.5
Non-current deferred income taxes	68.9	87.3
Other non-current assets	158.4	155.8

	$4,798.2	$4,931.2

Liabilities and Equity
Short-term debt	$73.9	$58.3
Accounts payable	292.1	324.3
Compensation and benefits	150.8	212.8
Other accrued items	256.4	249.8
Advance payments and unearned income	253.3	265.9
Current deferred income taxes	—	2.1
Current portion of long-term debt	1.4	1.4
Long-term debt	1,575.8	1,575.8
Long-term contract liability	77.3	83.8
Other long-term liabilities	305.8	331.6
Equity	1,811.4	1,825.4

	$4,798.2	$4,931.2